CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2020, relating to the financial statements and financial highlights of Jensen Funds comprising Jensen Global Quality Growth Fund and Jensen Quality Value Fund, each a series of Trust for Professional Managers, for the period or year ended May 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
September 23, 2020